SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Forest Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn

Dr. Alexander J. Denner

Dr. Richard Mulligan

Professor Lucian A. Bebchuk

Dr. Eric J. Ende

Mayu Sris

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II L.P.

Icahn Partners Master Fund III L.P.

High River Limited Partnership

Hopper Investments LLC

Barberry Corp.

Icahn Onshore LP

Icahn Offshore LP

Icahn Capital L.P.

IPH GP LLC

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.

Beckton Corp.

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ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 697–6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550.

Consent of the author and publication has not been obtained to use the material filed herewith as proxy soliciting material.

Carl Icahn’s Challenge for Forest Labs Uses Same Plan That Shook Up Biogen

By Meg Tirrell - Aug 17, 2011 4:16 PM ET

Aug. 17 (Bloomberg) — Carl Icahn’s effort to shake up drugmaker Forest Laboratories Inc. may look a lot like his three-year fight at Biogen Idec Inc., the world’s biggest maker of multiple sclerosis medicines. The billionaire investor installed three directors at Weston, Massachusetts-based Biogen, oversaw the appointment of Chief Executive Officer George Scangos and helped narrow the company’s research focus. Shannon Pettypiece reports on Bloomberg Television’s “In the Loop.” (Source: Bloomberg)

Carl Icahn’s effort to shake up drugmaker Forest Laboratories Inc. (FRX) may look a lot like his three-year fight at Biogen Idec Inc. (BIIB), the world’s biggest maker of multiple sclerosis medicines.

The billionaire investor installed three directors at Weston, Massachusetts-based Biogen, oversaw the appointment of Chief Executive Officer George Scangos and helped narrow the company’s research focus. Biogen’s stock is up 76 percent since Icahn gained representation in June 2009.

That’s a precedent for the investor’s plans for New York- based Forest, should his proxy fight succeed, said David Maris, an analyst with CLSA. Forest is developing new products to overcome the loss of patent protection next year to its best- seller, the antidepressant Lexapro. Last year, the company pleaded guilty to illegal drug-marketing charges, paying $313 million to resolve civil and criminal claims.

“Icahn’s approach is to find companies that might be undervalued but clearly have some governance issues,” Maris, who recommends selling Forest stock, said in a telephone interview. “They believe that, like a mechanic, after they look under the hood they’ll find lots of other things they can fix.”

Icahn has targeted at least six drug companies including Biogen in the last four years, shuffling management teams, driving restructurings and pushing for company sales. His task at Forest may be more difficult, Corey Davis, an analyst for Jefferies & Co., said in a telephone interview.

Share Gain

Forest’s stock is up 23 percent over the last 12 months, compared with a 9.3 percent return for the Standard & Poor’s 500 Index. The company won U.S. approval in October to sell an antibiotic to fight drug-resistant infections that may generate revenue of as much as $274 million by 2016, the average estimate of seven analysts surveyed by Bloomberg.

Proxy adviser Institutional Shareholder Services, or ISS, owned by MSCI Inc., last week recommended investors vote for Forest’s slate, writing in a report that Icahn’s case wasn’t compelling enough for change at the board level.

“The ISS recommendation definitely tips the balance in favor of Forest,” Davis said. “I don’t know what Icahn’s motives are but he sees this as a good stock, and regardless of whether he gets these guys on the board, it’s a stock that should probably work.”

Icahn will take his effort to the company’s annual shareholder meeting tomorrow in New York. The investor is Forest’s second-biggest shareholder, with 9.2 percent of the company’s stock, and has nominated four directors to the 10- member board.

Poor Performance

Icahn has told shareholders during the proxy fight that Forest’s average board tenure of 23 years is too long and cites a stock decline of more than 50 percent from the drugmaker’s 2004 high of $77.59. Chief Executive Officer Howard Solomon, at the helm since 1977, was targeted for exclusion from doing business with U.S. health-care programs because of the company’s improper drug marketing until regulators dropped their efforts this month.

Drug research at Forest is unfocused and may not produce medicines that make up for revenue losses from patent expirations on Lexapro, with $2.3 billion in fiscal 2011 revenue, and the Alzheimer’s medicine Namenda, with $1.3 billion, Icahn has argued in regulatory filings. He also cites a lack of independence among directors before he mounted his campaign. Forest proposed a slate with three new nominees after Icahn announced his challenge.

‘Operational Failures’

“There were operational failures at Biogen and there are at Forest that are specific to the companies,” Alex Denner, senior managing director at Icahn Enterprises LP (IEP) and one of Icahn’s nominees for Forest’s board, said yesterday in a telephone interview. “But there’s a general issue of a company sort of stuck in the past.”

Denner pointed to a reduction of $300 million in annual spending at Biogen during Icahn’s involvement.

“You can probably do similar things with Forest,” he said. “Improve cash flow, and probably at the same time it will become a more efficient company.”

Forest has countered in letters to shareholders over the last month, saying the company has outperformed the S&P 500, developed a diversified set of experimental medicines and has leadership “focused on continuing to build sustainable momentum and value for all shareholders.”

The company’s shares fell 86 cents, or 2.4 percent, to $34.45 at 4:01 p.m. on the New York Stock Exchange.

Forest Chief Financial Officer Frank Perier said yesterday that Icahn’s nominees aren’t qualified for the board and present conflicts of interest.

No Comparison

“If you compare the skills, capabilities and experiences of our 10 members versus the four that were proposed, they don’t have the same level,” Perier said in a telephone interview. “And two of them, Alex Denner and Richard Mulligan, are conflicted” because of their board seats at Biogen and Amylin Pharmaceuticals Inc. (AMLN)

Icahn’s group has challenged the assertion, saying in a filing this month that “throughout the health-care industry, directors serve on multiple boards.”

Denner cited his time running ImClone Systems Inc. as evidence of his industry experience and challenged Forest’s nominees to a public debate with Icahn’s four.

Icahn is likely to push for a restructuring rather than a sale if he gains representation on Forest’s board, said Ian Sanderson, a Boston-based analyst with Cowen & Co.

‘Very Knowledgeable’

“The folks he’s proposing to put on the board are very knowledgeable about Forest and the environment,” Sanderson said in an interview. “He probably sees a lot of opportunity to deploy the cash, maybe take on a bit more debt to either accelerate the share repurchase or make some more significant acquisition, or pare back the spending a little bit.”

Forest had $2.3 billion in cash and short-term investments as of June 30, according to Bloomberg data. The company said in June it would buy back $500 million in shares under a program authorized in May 2010, and this week said it would buy back an additional $350 million under an accelerated repurchase program.

“There’s a need to change the culture,” said Maris of CLSA, drawing a similarity to Biogen before Icahn placed Denner and Mulligan on the board in 2009. Icahn added a third representative, Eric Rowinsky, to Biogen’s board in March 2010, and pushed splitting the company into two business units of neurology and cancer.

Biogen started a reorganization in November that cut 13 percent of its workforce and honed its focus on neurology drugs instead of cancer and heart medicines, after appointing its current CEO in July 2010. Scangos replaced James Mullen, who had led the company for 10 years.

Biogen Data

In April, Biogen reported positive data on an experimental pill for multiple sclerosis, sending the shares up 15 percent, the most in three years.

“Without Icahn, none of the activity and pressure on the company would have been brought to bear,” Maris said.

Icahn wasn’t immediately successful at Biogen. He expressed interest in buying the company in 2007 for $23 billion and staged proxy battles in 2008 and 2009. Biogen put itself up for sale in October 2007 and Icahn subsequently withdrew the bid before the company said in December 2007 it would remain independent. In a regulatory filing this week, Icahn didn’t report any Biogen holdings, after owning more than 3 million shares as of March 31, when the shares were trading at $73.47.

Drugmaker Sales

The investor has succeeded in selling other drugmakers. He and his team pushed the sales of Cambridge, Massachusetts-based Genzyme Corp. to Paris’ Sanofi in February for $20.1 billion; ImClone, based in New York, to Indianapolis-based Eli Lilly & Co. (LLY) in 2008 for $6.5 billion; and MedImmune Inc., based in Gaithersburg, Maryland, to London’s AstraZeneca Plc in 2007 for $15 billion. He has gained board representation at Amylin in San Diego and Enzon Pharmaceuticals Inc. (ENZN) in Piscataway, New Jersey.

“Looking back on Icahn’s recent history is probably a good judge on what he might do going forward,” Les Funtleyder, a health-care strategist and portfolio manager at Miller Tabak & Co. in New York, said in a telephone interview. “In the case of Biogen, they brought in new management and refocused a bit; Genzyme was an outright acquisition.”

To contact the reporter on this story: Meg Tirrell in New York at mtirrell@bloomberg.net.

To contact the editor responsible for this story: Reg Gale at rgale5@bloomberg.net.